EXHIBIT 10.2

Esterline Technologies Corporation

2004 Equity Incentive Plan

LONG TERM INCENTIVE PLAN

Revised December 2012

1.    Purpose.  Esterline Technologies Corporation (the “Company”) has established this Long Term Incentive Plan (“LTIP”) to reward its officers and selected senior managers for their contributions to the long-term performance of the Company. The LTIP rewards effective use of the Company’s resources to achieve expected and superior performance.

2.    LTIP Terms.  The Company established this LTIP pursuant to its 2004 Equity Incentive Plan, as amended (“2004 Plan”). The terms of a Participant’s appointment, this LTIP document, and the 2004 Plan together constitute the “LTIP Terms.”

3.    Participation.

 a. The Company’s officers and other senior managers employed by the Company’s corporate offices are eligible to participate in this LTIP. Appointment to the LTIP is effective for a single performance period and requires recommendation by the Company’s Chief Executive Officer (“CEO”), and approval by either the Company’s Board of Directors (“the Board”) or by its Compensation Committee (“the Committee”); provided, however, that the CEO’s appointment may be decided only by the Board, based on Committee recommendation. Esterline’s CEO may also appoint eligible employees to the LTIP, provided such employees do not report directly to the CEO. Employees appointed to the LTIP are referred to as “Participant(s)”.

 b. Usually Participants are appointed to the LTIP in the first fiscal quarter of a performance period. However, Participants may be appointed at any time. Participants appointed after the first fiscal quarter will receive a pro-rata award for the portion of the performance period following their appointment, calculated as provided in section 7 below.

 c. Each Participant will receive a written appointment in the form attached. Appointment as a Participant in one or more LTIP performance periods does not entitle employees to participate in subsequent periods.

4.    Performance Periods.  LTIP performance periods will be three years in duration, beginning on the first day of a Company fiscal year and ending on the last day of the third fiscal year thereafter. A new three-year performance period will start with each new fiscal year, such that there will be three overlapping LTIP performance periods open at any given time, as illustrated below. The Committee may establish shorter performance periods as it determines are reasonable.

5.    Performance Measures & Goals.  The LTIP has two business performance measures: average return on invested capital (“ROIC”); and cumulative compound earnings per share growth (“EPSG”), together referred to as “LTIP Goals”. At the beginning of each performance period, the Committee will set target LTIP Goals on a matrix to establish and show their relative relationship and potential award levels for Participants (“LTIP Matrix”).

6.    Target and Actual Awards.  The Board, Committee, or CEO will establish a target award for each Participant, calculated as a percentage of the Participant’s base pay at the time of appointment, and expressed as a fixed cash value. Participants’ actual earned awards will equal the value of their target awards if the Company fully achieves the LTIP Goals. Participants’ actual awards will vary from their target awards if the Company performs above or below LTIP Goals. Participants will receive no award for performance less than established minimum performance on the LTIP Goals. Actual awards for superior performance are subject to a maximum of 400% of a Participant’s target award.

7.    Calculations.  The Board will use the following formulas to determine Company performance and actual awards:

Average Return on Invested Capital (ROIC) =

Net Income (before extraordinary items) + Tax-Adjusted Interest Expense

Short-term Debt + Long Term Debt – Cash + Shareholders’ Equity averaged over the applicable performance period, and expressed as a percentage. The Company will use a long-term planning “most likely” tax rate of 25% in such ROIC calculations.

Compound Annual Earnings Per Share Growth (EPSG) =

Compound annual growth in fully-diluted earnings per share (net income before extraordinary items, divided by the monthly average of total common shares and share equivalents outstanding) (“EPS”), measured from the base year EPS achieved in the fiscal year immediately prior to the performance period and ending with the EPS achieved in the final year of the performance period.

Pro-Rata Awards:

For Participants appointed during a performance period, pro-rata award calculations will be based on the portion of the performance period following their appointment, measured in full-month increments, rounded up for months in which a Participant was actively employed under the Plan for 15 days or more, and rounded down for active employment under the Plan of 14 days or less.

8.    Adjustments.  The Committee may exercise its discretion to ensure Participants receive an equitable award, by adjusting: (a) Plan calculations to include or exclude unusual items, in whole or in part; (b) an individual Participant’s actual award; or (c) the factors used to calculate Plan awards. Such adjustments may be made if unanticipated events occur or unusual business conditions develop after the beginning of a performance period that materially alter earnings or returns, such as significant acquisitions or divestitures. Provided, however, the Committee may not adjust awards for any Participant who is a covered employee for purposes of Section 162(m) of the Internal Revenue Code of 1986 in such a manner as would increase the amount of compensation otherwise payable to that employee.

9.    Payments.  The Company will pay LTIP awards no later than two-and-a-half months following approval by the Board’s Audit Committee of the Company’s financial reports for the pertinent fiscal periods. The form of payment will be in cash or in a combination of cash and Company stock, as determined by Board policy.

10.  Continuous Employment.  Except as provided in this Plan, to be eligible for payment, Participants must be actively employed by the Company through the end of the performance period and through the date on which the Company pays LTIP awards. Appointments will end automatically for Participants who do not satisfy these

Long-Term Incentive Plan

Revised December 2012

conditions and no LTIP awards will be earned or due. The Company considers approved leaves of absence to be active employment, provided they do not exceed the amount of leave to which a Participant might be entitled under applicable Company policies, and under disability, family and medical leave laws. For approved leaves that exceed such limits, payment of LTIP awards, if any, is subject to Committee discretion.

11.  End of Employment.

 a. Suspension, Resignation, or Discharge.  All Participant rights under this Plan will be suspended during any period of suspension from employment. A Participant’s appointment will automatically end when s/he leaves employment with the Company for any reason other than Retirement, Disability, or death.

 b. Retirement, Disability, or Death.  If a Participant leaves employment with the Company due to Retirement, Disability, or death, the Company will pay the Participant’s actual award for the full performance period in the normal course, provided the Participant completed at least one year of continuous, active employment during the performance period. If a Participant does not complete this minimum employment period, his/her appointment will automatically end, and no LTIP award will be earned or due.

 c. Other.  The Board may immediately cancel a Participant’s appointment and recover any payments made if it discovers facts that, if known earlier, would have constituted grounds for termination of employment for cause.

12.  Employment Terms.  Participants’ terms of employment remain unchanged by appointment to this LTIP, except as specifically provided in the LTIP Terms. Nothing in the appointment process or in the LTIP Terms guarantees continued employment. Participants remain subject to usual Company policies and practices, and to any other employment agreements, service terms, appointments, or mandates to which they are otherwise subject.

13.  Plan Administration & Interpretation.  The Committee administers this Plan. As such it shall consider and decide any issues arising under the Plan, and shall oversee and approve actual award calculations and payments. Definitions in the 2004 Plan apply to terms used in this LTIP unless otherwise defined here. All references to the “Company” include a “Related Company”, as that term is defined in the 2004 Plan. The Committee’s decisions concerning LTIP administration and interpretation are final and binding, except as they might relate to the CEO, in which case the Board has final decision-making authority.

14.  Modification.  The Board may modify or terminate this LTIP at any time, provided it pays Participants on a pro-rata basis for any awards earned prior to such change.

15.  Reimbursement.  LTIP participation and awards are subject to the Board’s Policy on Reimbursement of Incentive Awards, as it might change from time to time.

Approved by the Committee & Board and issued on their behalf.

R. Bradley Lawrence

Chairman, President & CEO

December 6, 2012

Attachments:	LTIP Appointment form
LTIP Matrix

Long-Term Incentive Plan

Revised December 2012